Exhibit 10.3

www.DicksSportingGoods.com	345 Court Street · Coraopolis, PA 15108
Main Phone: 724-273-3400

EMP ID: 0468905
August 19, 2021

Dear Navdeep,

Congratulations! I am delighted to offer you the position of Executive Vice President, hief Financial Officer. In this role, you will report directly to me. The major provisions of your offer are as follows, effective 10/1/2021.

Base Pay: Your annual salary will be $575,000 paid bi-weekly. Your next opportunity for a merit increase will be in the spring of 2022.

Annual Incentive: Your target incentive award is increased from 60% to 70% of your eligible earnings. The award can range from 0% to 140% based on company performance. Your fiscal year 2021 incentive will be pro-rated based on the time spent in your current role and time spent in your new role. Your next opportunity for a potential incentive payout for fiscal year 2021 will be in the spring of 2022.

Promotional Equity: You will receive a promotional equity grant on 10/3/2021 valued at $200,000 consisting of a restricted stock grant valued at $140,000 that will cliff vest after three years and a restricted stock grant valued at $60,000 that will vest 25% each year over a four-year period.

Annual Equity: Your target equity award is $700,000 and will consist of both restricted stock and performance shares. The mix between restricted stock and performance shares will be determined annually, prior to the annual grant cycle in April, and may fluctuate based on company strategic initiatives and performance. Each year the Board of Directors determines the amount of equity granted to each eligible teammate; your grant may vary from this target amount based on performance and career trajectory. Your next opportunity to receive an annual grant will be in 2022.

Long-Term Incentive Plan: You are eligible to participate in the DICK’S Sporting Goods long-term incentive plan (LTIP). The LTIP program periodically provides senior executives with performance shares that may be earned based on performance against pre-determined goals. The next LTIP award is expected to be granted in the first half of 2022. Your target award level is $1,000,000 and can range from no payout to 2x the number of target shares based on performance. Additional details will be provided closer to the grant date.

Health & Welfare Benefits and Paid Time Off: Your health and welfare benefits and paid time off will remain the same.

Terms: DICK’S is an at-will employer, which means that either you or DICK’S are free to end the employment relationship at any time, with or without notice or cause. All compensation and benefit plans are governed by their respective plan documents. In addition, enclosed is a new Non-Compete Agreement that you will need to execute. Please review, sign and forward the Agreement to my attention.

Once again, we’d like to congratulate you on your promotion.

Sincerely,

/s/ Lauren Hobart

Lauren Hobart
President & CEO

Upon acceptance of the position, please sign and date below:

/s/ Navdeep Gupta	August 19, 2021
Signature of Navdeep Gupta	Date